Exhibit 99.1

Assertio Therapeutics Announces Closing of Gralise®Sale to Alvogen and Expects
Full-Year 2019 Neurology Franchise Net Sales Above Upper End of Prior Guidance

LAKE FOREST, Ill., (January 13, 2020) (GLOBE NEWSWIRE) -- Assertio Therapeutics, Inc. (“Assertio” or “The Company”) (NASDAQ: ASRT), today announced the closing of its previously disclosed agreement (“Agreement”) with Alvogen, a global privately held pharmaceutical company, under which Alvogen will acquire and assume all responsibilities associated with the product Gralise® (gabapentin).

“We are pleased to finalize this agreement, a true win-win transaction providing value for both companies,” said Arthur Higgins, President and Chief Executive Officer of Assertio “This allows us to focus on our growth products, Cambia® and Zipsor®, further strengthens our balance sheet, and increases our flexibility for future business development opportunities.”

Under the terms of the Agreement, Alvogen will pay Assertio a total value of $127.5 million. This includes $75.0 million in cash upon closing and the balance payable in the form of a royalty on the first $70.0 million in Gralise® net sales. Both companies expect the majority of the royalties to be paid in the first calendar year. Assertio also entered into an amendment to its senior secured credit agreement to facilitate the transactions described above.

Additional details can be found in Assertio’s Form 8-Ks filed with the Securities and Exchange Commission on December 12, 2019 and January 13, 2020.

The Company is also pleased to announce a strong finish to the year with 2019 Neurology Franchise net sales expected to be above the upper end of the company’s previously expressed guidance of $102 million to $105 million.

About Gralise®

Gralise® is a is a prescription medicine used to treat pain after shingles, or postherpetic neuralgia (PHN).

About Assertio Therapeutics, Inc.

Assertio Therapeutics is committed to providing responsible solutions to advance patient care in the Company’s core areas of neurology, orphan and specialty medicines. Assertio currently markets two FDA-approved products and continues to identify, license and develop new products that offer enhanced options for patients that may be underserved by existing therapies. To learn more about Assertio, visit www.assertiotx.com.

About Alvogen

Alvogen is a global, privately owned pharmaceutical company focused on developing, manufacturing and selling generic, brand, over-the-counter medicines (OTC) and biosimilar products for patients around the world. The company has commercial operations in 35 countries with 2,800 employees and operates four manufacturing and development hubs in the U.S., Romania, Korea and Taiwan. North America is Alvogen’s single largest market and other key markets include: South Korea, Russia, Taiwan, Romania, Hungary, Ukraine, Japan and China.

Learn more about Alvogen, visit www.alvogen.com.

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995

This news release contains forward-looking statements. These statements involve inherent risks and uncertainties that could cause actual results, including for 2019, to differ materially from those estimated, projected or anticipated, including expectations regarding royalties to be received based on sales of NUCYNTA® and NUCYNTA® ER, risks related to regulatory approval and clinical development of long-acting cosyntropin, expectations regarding potential business opportunities, and other risks outlined in the Company’s public filings with the Securities and Exchange Commission, including the Company's most recent annual report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. All information provided in this news release speaks as of the date hereof. Except as otherwise required by law, the Company undertakes no obligation to update or revise its forward-looking statements.

Investor and Media Contact:
Dan Peisert
Senior Vice President and Chief Financial Officer

dpeisert@assertiotx.com

Source: Assertio Therapeutics, Inc.